Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@qwest.net

December 7, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D. C. 20549

RE: Marathon Gold Corp.

Gentlemen:

     Please be advised that I have independently verified each of the following and reached the following conclusions regarding the above offering:

     1. Marathon Gold Corp. (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Reno, Nevada and its principal place of business located in Burnaby, British Columbia, Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on May 26, 2005. I incorporated the Company; I paid the fees; I sent the articles of incorporation to the Nevada Secretary of State; and, I received the Corporate Charter and the file stamped Articles of Incorporation from the Nevada Secretary of State. The Company's existence and form is valid and legal pursuant laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws.

     2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable as evidenced by the resolutions signed by all of the directors of the Company. The common stock to be sold under this Form SB-2 Registration Statement is likewise duly authorized and legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

Securities and Exchange Commission
RE:   Marathon Gold Corp.
December 7, 2007

     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

     4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

     5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. By directors’ resolution, the Company has authorized the issuance of up to 2,000,000 shares of common stock in this public offering.

     I am opining on the legality of the shares of common stock previously issued by the Company and to be issued by the Company in the future under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws. In connection with the foregoing representations, I examined the Company’s Corporate Charter, Articles of Incorporation, Bylaws and all minutes of the Board of Directors. Accordingly this opinion relates not only to the shares of common stock issued and outstanding, but also to the shares to be issued in the Company’s public offering.

     The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.00001 par value. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 2,000,000 shares of common stock would be within the authority of the Company’s directors and the shares are duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

Yours truly,

CONRAD C. LYSIAK
Conrad C. Lysiak